Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax

News Release
Exhibit 99.1
Pentair Announces Increase in Authorization of 2006 Common Stock Repurchase to $100 Million
Golden Valley, Minn. – September 28, 2006 – Pentair (NYSE: PNR) today announced its board of directors has authorized an increase in its common stock repurchase program to $100 million. The Company’s previous stock repurchase authorization by the board was $50 million and, under that previous authorization, the Company completed common stock purchases of $50 million earlier in the third quarter.
“With our share repurchase announcement today, we reaffirm our confidence and optimism in the long-term future of the company,” said Randall J. Hogan, Pentair chairman and chief executive officer.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to successfully appeal and limit damages payable arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and, pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair, Inc. (NYSE: PNR) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in global enclosures and thermal
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management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair employs approximately 15,000 people worldwide.

Pentair Contacts:
Rachael Jarosh	Mark Cain
Corporate Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com